Exhibit 10.56

Portions of this document have been redacted.  Redacted sections marked with “*****.”

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) between AVI BioPharma, Inc. of One S.W. Columbia, Suite 1105, Portland OR 97258 (“AVI”) and ERCOLE BIOTECH, INC., of 79 TW Alexander Dr., Bldg 4401, Suite 200, Research Triangle Park, NC 27709 (“Ercole”) is entered into and made effective this 19th day of December 2006 (the “Effective Date”).

OVERVIEW

Collaboration and Cross Licenses

AVI owns or controls certain patents related to morpholino chemistry (the “AVI Patents”), including those licensed under that certain Agreement between AVI and Anti-Gene Development Group effective May 19, 1993 and amended March, 2000 (the “AGDG Agreement”).

Ercole controls certain patents (the “Isis Splicing Patents”, as identified on Exhibit 5) related to RNA splicing licensed under that certain Collaboration and License Agreement between Ercole and Isis Pharmaceuticals effective May 16, 2003 (the “Isis CLA”).

Ercole controls certain patents (the “Ercole Splicing Patents”) related to RNA splicing licensed under that certain License Agreement between Ercole and The University of North Carolina at Chapel Hill effective October 15, 2001 (the “UNC License”).

The Parties wish to collaborate in the areas of drug discovery and medicinal chemistry, as further described below and in the Research Plan. Each Party will choose a fixed pool of exclusive Gene Targets for their research and development efforts and will receive an exclusive license to practice under specified patents owned or controlled by the other Party to discover and develop Products that modify such exclusive Gene Targets (either “Ercole-AVI Exclusive Products” or “AVI Exclusive Products,” each as further defined below). In exchange for these exclusive licenses and the contribution of each Party to the other Party’s efforts to develop Splicing Modulators, each Party will pay royalties and milestones on the development and sale of Products.

Ercole and AVI will design and identify morpholino and morpholino peptide conjugate splice switching oligomers that modulate the splicing of Ercole-AVI Exclusive Targets and the AVI Exclusive Targets.  For each Ercole-AVI Exclusive Target, AVI will provide Splicing Modulators to be tested for their ability to modulate splicing.

Ercole will collaborate with AVI regarding AVI Exclusive Target drug discovery and development as requested by AVI, including but not limited to: compound identification, mRNA binding locations, in vitro assays and preclinical testing.

Capitalized terms used in this Agreement have the meanings set forth in Exhibit 1.

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article 1.               COLLABORATIVE RESEARCH PLAN

1.1  General; Collaboration Term.

(a)                                  Ercole and AVI will work together under the direction of the Steering Committee to execute the Research Plan to develop Splicing Modulators.

(b)                                 The Collaboration Term will begin on the Effective Date and will continue for three (3) years unless earlier terminated due to termination of the Agreement under Sections 8.2 or 8.3, or unless terminated or extended upon mutual agreement of the Parties. Expiration or earlier termination of the Collaboration will not affect the other provisions of this Agreement.

1.2  Targets:  General.

Ercole and AVI will each select ***** exclusive Gene Targets (“Exclusive Targets”) for their research and development efforts. The Exclusive Targets selected by Ercole will be “Ercole-AVI Exclusive Targets” hereunder and will be designated Ercole Exclusive Targets under the Isis CLA.  The Exclusive Targets selected by AVI will be “AVI Exclusive Targets” hereunder and will also be designated Ercole Exclusive Targets under the Isis CLA.  Exhibit 2 hereto contains a list of the initial Ercole-AVI Exclusive Targets and, subject to the Isis CLA, the initial AVI Exclusive Targets as of the Effective Date. Promptly following the Effective Date, Ercole will propose the initial AVI Exclusive Targets as “Ercole Exclusive Targets” under the Isis CLA in accordance with the procedures provided for in Article 1 of the Isis CLA and will cooperate with AVI to select a replacement in the event that any such proposed target is rejected by Isis.  Gene Targets may be added to and removed from Exhibit 2 in accordance with the terms of this Section and Section 1.3.

1.3  Targets:  Designation, Approval and Replacement.

(a)                                  Number of Exclusive Targets.  Pursuant to Section 1.3(b), each Party may increase its respective Gene Target limit beyond the initial ***** Gene Targets by paying ***** per each additional Gene Target. Subject to the Isis CLA, if AVI desires to increase its Gene Target limit, it will pay Ercole ***** for each additional Gene Target, which Ercole will pay to Isis in order to designate the additional Gene Target as an Ercole Exclusive Target under the Isis CLA. If Ercole desires to increase its Gene Target limit, Ercole will pay Isis as required by the Isis CLA for each additional Gene Target in order to designate the additional Gene Target as an Ercole Exclusive Target under the Isis CLA.

(b)                                 Exclusive Target Substitutions or Additions.  The Parties will designate any additional or substitute Exclusive Targets as follows:

(1)           Target Request.  The Party who wishes to designate a new Gene Target as one of its Exclusive Targets (the “Requesting Party”) will provide the other Party (the “Reviewing Party”) with written notice (the “Request Notice”) of the Gene Target it wishes to designate as an Exclusive Target (the “Proposed Exclusive Target”).  The Request Notice will include the gene name and the NCBI accession number, ENSEMBL number or nucleic acid sequence for the Proposed Exclusive Target.

(2)           Target Review.  Within thirty (30) days of receiving the Request Notice, the Reviewing Party will notify the Requesting Party in good faith and in writing regarding (A) whether the Proposed Exclusive Target is subject to the Reviewing Party’s own Active Program and (B) the nature of any contractual obligations to a Third Party, including under the Isis CLA, in effect at the time of the Request Notice that would preclude the Reviewing Party from granting a license under Section 2 or collaborating with the Requesting Party with respect to the Proposed Exclusive Target (the “Review Notice”).

(3)           Target Rejection due to Active Program.  If the Proposed Exclusive Target is subject to the Reviewing Party’s own Active Program, the Proposed Exclusive Target will be rejected and will not become an Exclusive Target of the Requesting Party. If the Proposed Exclusive Target is not rejected under this subsection (3), the Proposed Exclusive Target will become an Exclusive Target of the Requesting Party and will be added to the Requesting Party’s list of Exclusive Targets on Exhibit 2.

(4)           Target Acceptance; Limitations.  If the Proposed Exclusive Target is subject to contractual limitations as identified in the Review Notice under Section 1.3(b)(2), then within fifteen (15) days of receiving the Review Notice, the Requesting Party must notify the Reviewing Party whether or not it accepts the Proposed Exclusive Target subject to the contractual limitations set forth in the Review Notice.  If the Requesting Party accepts the Proposed Exclusive Target, then the accepted Proposed Exclusive Target will become an Exclusive Target of the Requesting Party and will be added to the Requesting Party’s list of Exclusive Targets on Exhibit 2; provided, however that, with respect to such accepted Exclusive Target, the licenses granted under Section 2 below will be limited as described in the Review Notice.

(c)   Exclusive Target Removal.

(1)           After the Effective Date, a Party may remove Gene Targets from its list of Exclusive Targets on Exhibit 2, by (i) providing the other Party written notice of its election to do so and (ii) updating the list on Exhibit 2 to remove the Gene Target; provided, however, that each Party may only remove up to ***** Gene Targets from its list of Exclusive Targets in any six month period.  In addition, once a Party removes a Gene Target from its list of Exclusive Targets, such Party cannot attempt to re-designate the removed Gene Target as an Exclusive Target until two years have passed from the date such Gene Target was removed other than by operation of Section 1.3(b)(3).

(2)           The Parties shall use commercially reasonable efforts to develop and commercialize Products against each of its Exclusive Targets. If a Party is not making such an effort, it must provide a sufficient written justification to the other Party or enter into discussions with the other Party, if requested, regarding surrender of its license hereunder to such Exclusive Targets.

1.4  Collaborative Research Plan.

General Overview.  Ercole and AVI will identify and develop Splicing Modulators that modulate the splicing of Ercole-AVI Exclusive Targets and AVI Exclusive Targets, as more specifically described in the Research Plan. All data and information generated as a result of either Party’s identification of Splicing Modulators that modulate the splicing of Ercole-AVI Exclusive Targets shall be owned by Ercole. All data and information generated as a result of either Party’s identification of Splicing Modulators that modulate the splicing of AVI Exclusive Targets shall be owned by AVI. Ownership of Splicing Modulators and any resultant patents will be determined pursuant to Section 4.1(d).

1.5  Steering Committee.

(a)           Members. The Parties shall establish a Steering Committee within thirty (30) calendar days from the Effective Date. The Steering Committee will be the key management, decision making and liaison body in relation to the Research Plan and shall:

(i)            consist of two (2) representatives of Ercole and two (2) representatives of AVI, as notified by such Party to the other Party from time to time in writing. Each representative of a Party shall have one vote;

(ii)           be chaired by a representative chosen by AVI;

(iii)          hold meetings in person or over the telephone as frequently as the members of the Steering Committee may agree shall be necessary during the period of the Research Program or more frequently upon the reasonable request of either Party but in no event less than once every six (6) months. Dates of meetings to be held in person shall be agreed by the Parties not less than thirty (30) days beforehand. Responsibility for arranging the meetings, including providing notice and an agenda shall rest with the chairman;

(iv)          appoint a secretary who shall be responsible for sending draft minutes of each meeting without undue delay (but in no event more than thirty (30) days after the applicable meeting).

(b)           Duties. The Steering Committee shall be in charge of the matters described below:

(i)            managing, reviewing and/or amending the Research Plan, provided however, that the Steering Committee shall have no authority to decide any substantial change in the scope of the Research Plan which would materially increase the costs thereof. Such change shall require a written agreement between the Parties;

(ii)           managing, reviewing and/or amending the development plan for each AVI Exclusive Product until an IND is filed, after which time the Steering Committee will no longer have oversight responsibility for that AVI Exclusive Product;

(iii)          managing, reviewing and/or amending the development plan for each Ercole-AVI Exclusive Product until an IND is filed, after which time the Steering Committee will no longer have oversight responsibility for that Ercole-AVI Exclusive Product;

(iv)          making proposals to the Parties to review and approve regarding amendment of the terms of this Agreement;

(v)           shall perform such other functions and responsibilities as are given to it under the express provisions of this Agreement or as it shall determine for the purpose of performing the duties set forth above.

(c)   Operation.

(i)            The Steering Committee shall form a quorum when two (2) representatives of each Party are present. Decisions of the Steering Committee require unanimous consent. If any issue is unresolved after formal consideration by the Steering Committee, either Party may by written notice to the other refer that issue for dispute resolution pursuant to Section 12.6.

(ii)           For the avoidance of doubt, notwithstanding any failure of the Steering Committee and/or the respective officers of each Party to reach an agreement pursuant to Section 12.6, and until such disagreement is finally resolved, the provisions of this Agreement shall continue to be in full force and effect and the Parties shall be obligated to perform their respective obligations and be entitled to their respective rights under this Agreement.

(iii)          Each Party shall be responsible for its own expenses incurred in connection with Steering Committee meetings. The location of the meetings of Steering Committee shall alternate at sites selected by each Party. Unless one Party objects in writing, the Steering Committee may conduct their meetings via teleconference or videoconference.

Article 2.               License Grants and Other Rights

2.1  License Term.  As used herein, “License Term” shall begin on the Effective Date and, unless earlier terminated as herein provided, shall end on the later of (i) the expiration of the last to expire patent included in the Patents, or (ii) if all the patents listed in subpart (i) are found to be either invalid or unenforceable, ten (10) years from the Effective Date.

2.2  AVI License Grants.  Subject to the AGDG Agreement and the limitations set forth in Section 1.3(b)(4) and termination provisions set forth in Sections 2.2(b) below, AVI grants Ercole the following licenses:

(a)                                  License Grants. AVI grants Ercole an exclusive worldwide license to the AVI Patents solely to research, develop, offer for sale, sell, import and export Ercole-AVI Exclusive Products.

(b)                                 Termination of Licenses.  The licenses granted under Section 2.2(a) shall automatically terminate with respect to any Ercole-AVI Exclusive Target which has been removed from the Ercole-AVI Exclusive Targets pursuant to Section 1.3(c).

2.3  Sublicenses Under AVI Patent Rights.

(a)                                  Subject to the terms and conditions of this Agreement and during the License Term, Ercole will have the right to grant sublicenses under the licenses from AVI set forth in Section 2.2 to Third Parties solely for the purposes of enabling such Third Party to discover, develop and commercialize Ercole-AVI Exclusive Products.

(b)                                 Any sublicense granted by Ercole under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement.  The grant of any such sublicense hereunder will not relieve Ercole of its obligations under this Agreement. Ercole will promptly notify AVI of all sublicenses granted by Ercole, as well as sublicensee contact information.

(c)                                  In the event of a material default by any sublicensee under an Ercole sublicense, Ercole will (i) inform AVI, (ii) hold AVI harmless, and (iii) take any action reasonably necessary to prevent such default from giving AGDG the right to terminate the AGDG Agreement. Such actions may include, but are not limited to, causing the sublicensee promptly to cure the default and terminating the sublicense.

2.4  Ercole License Grants. Subject to the UNC License and Isis CLA and the limitation set forth in Section 1.3(b)(4), Ercole grants AVI the following licenses:

(a)                                  License Grants. Ercole grants to AVI an exclusive worldwide license to the Splicing Patents solely to research, develop, make and have made, offer for sale, sell, import and export AVI Exclusive Products.

(b)                                 Termination of Licenses.  The licenses granted under Section 2.4(a) shall automatically terminate with respect to any AVI Exclusive Target which has been removed from the AVI Exclusive Targets pursuant to Section 1.3(c).

2.5  Sublicenses Under Splicing Patents.

(a)                                  Subject to the terms and conditions of this Agreement and during the License Term, AVI may grant a sublicense to a Third Party collaborator under the Splicing Patents solely for the purposes of enabling such Third Party to develop and commercialize AVI Exclusive Products.

(b)                                 Any sublicense granted by AVI under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement, the Isis CLA and the UNC License.

Without limiting the generality of the foregoing, as required by the Isis CLA, AVI shall not be permitted to grant any sublicenses to an AVI Exclusive Product until an IND has been submitted for that AVI Exclusive Product. The grant of any such sublicense hereunder will not relieve AVI of its obligations under this Agreement. AVI will promptly notify Ercole of all sublicenses granted by AVI, as well as sublicensee contact information.

(c)                                  In the event of a material default by any sublicensee under an AVI sublicense, AVI will (i) hold Ercole harmless and (ii) take any action reasonably necessary to prevent such default from giving UNC or Isis the right to terminate the UNC License or the Isis CLA, as the case may be. Such actions may include, but are not limited to, causing the sublicensee promptly to cure the default and terminating the sublicense.

2.6  Other Rights.

If the sale or use of a Product that bears a royalty payable to the other Party under this Agreement would infringe patent rights owned or controlled by the other Party (other than Patents expressly licensed hereunder), the Party controlling such patents covenants not to seek an injunction against infringement or otherwise enforce such patents in a manner that would prevent the other Party or its Affiliates or sublicensees from developing or commercializing the relevant Product and will, upon request, negotiate a commercially reasonable license to such patents.

Article 3.               ROYALTIES AND PAYMENTS

3.1  Royalties Payable to AVI by Ercole on Sales of Products by Ercole.

(a)           Ercole-AVI Exclusive Products.  The royalty payable to AVI by Ercole for sales by Ercole, its Affiliates or sublicensees of any Ercole-AVI Exclusive Products shall be equal to ***** percent of Net Sales plus an amount equal to the royalty payable by AVI under the AGDG Agreement as a result of the sale of such Ercole-AVI Exclusive Products, provided that in no event shall Ercole be responsible for royalties payable under the AGDG Agreement in excess of the amounts specified in this subsection 3.1(a).  Royalties shall be payable on a country-by-country basis until the later of expiration of the AVI Patents and Ercole Invention Patents Covering a particular Ercole-AVI Exclusive Product or the tenth anniversary of first commercial sale (the “AVI Royalty Period”) of such Ercole-AVI Exclusive Product. On a country-by-country basis, if the last AVI Patent and Ercole Invention Patent Covering a particular Ercole-AVI Exclusive Product expires prior to the tenth anniversary of first commercial sale of such Ercole-AVI Exclusive Product, then the applicable royalty shall be reduced by ***** percent for the remainder of the AVI Royalty Period.  As of the Effective Date, the applicable royalty rate payable under the AGDG Agreement on Ercole-AVI Exclusive Products is ***** percent ***** of Net Sales once cumulative net sales of “Therapeutic Products” (as defined in the AGDG Agreement) by AVI and its licensees exceed ***** dollars *****. Ercole’s royalty payment obligation will be reduced by the amount of any future reduction in AVI’s royalty obligation under the AGDG Agreement. AVI will provide Ercole with information reasonably requested related to current and cumulative net sales of PMO Products.  This payment obligation shall survive any expiration or earlier termination of this Agreement or any of the licenses granted hereunder.

3.2  Royalties Payable to Ercole by AVI on Sales of Products by AVI.

(a)           AVI Exclusive Products.  The royalty payable to Ercole by AVI for sales by AVI, its Affiliates or sublicensees of any AVI Exclusive Products shall be equal to ***** percent of Net Sales plus an amount equal to the royalties payable by Ercole under the UNC License and the Isis CLA as a result of the sale of such AVI Exclusive Products, provided that in no event shall AVI be responsible for royalties payable under the UNC License or the Isis CLA in excess of the amounts specified below in this subsection 3.2(a).  Royalties shall be payable on a country-by-country basis until the later of expiration of all Splicing Patents and AVI Invention Patents Covering a particular AVI Exclusive Product or the tenth anniversary of first commercial sale (the “Ercole Royalty Period”) of such AVI Exclusive Product. On a country-by-country basis, if the last Splicing Patent and AVI Invention Patent Covering a particular AVI Exclusive Product expires prior to the tenth anniversary of first commercial sale of such AVI Exclusive Product, then the applicable royalty shall be reduced by ***** for the remainder of the Ercole Royalty Period.  As of the Effective Date, the applicable royalty rate payable under the UNC License on AVI Exclusive Products is ***** percent ***** and the applicable royalty rate payable under the Isis CLA on AVI Exclusive Products is ***** percent *****. This amount will be reduced by the amount of any future reduction in Ercole’s royalty obligation under the UNC License or the Isis CLA. This payment obligation shall survive any expiration or earlier termination of this Agreement or any of the licenses granted hereunder.

3.3  Development Milestones.

(a)           Ercole-AVI Exclusive Products.  Ercole will pay or will cause its Affiliates or sublicensees to pay to AVI the following milestone payments for each Ercole-AVI Exclusive Product within sixty (60) days after achievement of each of the following events in the specified jurisdiction, or where no jurisdiction is specified, in the first Major Market Country:

Milestone Event	Milestone Payment
Start of IND-Enabling GLP Tox Studies	US $*****
Filing of IND	US $*****
First Initiation of Phase II Trial	US $*****
US NDA Approval	US $*****
EC Approval	US $*****
Japanese Approval	US $*****

(b)           AVI Exclusive Products.  AVI will pay or will cause its Affiliates or sublicensees to pay to Ercole the following milestone payments for each AVI Exclusive Product within sixty (60) days after achievement of each of the following events in the specified jurisdiction, or where no jurisdiction is specified, in the first Major Market Country:

Milestone Event	Milestone Payment
Start of IND-Enabling GLP Tox Studies	US $*****
Filing of IND	US $*****
First Initiation of Phase II Trial	US $*****
US NDA Approval	US $*****
EC Approval	US $*****
Japanese Approval	US $*****

3.4  Commercial Success Milestones.

In order to satisfy Ercole’s obligation under the Isis CLA, AVI, its Affiliates or sublicensees will pay Ercole a one-time milestone payment equal to ***** dollars ***** for each AVI Exclusive Product that has Net Sales of ***** dollars ***** or more in a Calendar Year.  For clarity, such payment shall only be due once per AVI Exclusive Product in the first Calendar Year in which Net Sales total or exceed ***** dollars ***** and not in any subsequent years when Net Sales meet or exceed this amount.  Any commercial success milestone due hereunder will be payable in quarterly installments of ***** dollars ***** over the ***** years following the year in which the milestone was met.

3.5  Payment of Royalties and Milestones; Reports.

Each Party will make royalty payments to the other Party for each Product sold during a Calendar Quarter within sixty (60) days of the last day of that Calendar Quarter.  Each royalty payment will be accompanied by a written report for that Calendar Quarter showing the calculation of Net Sales of the Product sold by such Party, its Affiliates and its sublicensees worldwide during the quarterly reporting period and the calculation of the royalties and Milestones payable under this Agreement, all on a country-by-country and Product-by-Product basis.

3.6  Payment Modalities; Foreign Currency Conversion; Late Payment Charges; Offset.

(a)                                  Payments.  All payments by a Party under this Agreement will be made in United States Dollars by bank wire transfer in next day available funds to such bank account in the United States designated in writing by Ercole or AVI, from time to time.

(b)                                 Late Payments; Collections.  In the event that any payment, including royalty or milestone payments, due hereunder is not made when due, the payment will bear interest from the date due at the lesser of (i) one and one-half percent (1.5%) per month, compounded monthly, or (ii) the highest rate permitted by law.  If a Party disputes in writing the amount of an invoice presented by the other Party within thirty (30) days of receipt of such invoice, the late fees will only apply to the correct amount as later determined or agreed.  The payment of such interest will not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.  In addition, each Party agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the other Party in enforcing the payment obligations after a due date has passed under this Agreement.

(c)                                  Conversion.  If a Party receives any revenues in currency other than U.S. dollars, then for purposes of making royalty payments required hereunder, such revenues shall be converted into U.S. dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable calendar quarter in which the corresponding sales of Products were made.

(d)                                 Offset.  If a Party suffers a loss as a result of a breach of this Agreement by the other Party, the non-breaching Party may offset such loss against any amounts payable hereunder.

3.7  Audits Rights.

(a)                                  Upon the written request of AVI or Ercole, as the case may be, and not more than once in each Calendar Year, AVI or Ercole will permit the other Party’s independent certified public accountant to have access during normal business hours to its records as may be reasonably necessary to verify the accuracy of the royalty reports and the Party’s compliance in other respects with this Agreement for the current year and the preceding three years prior to the date of such request, provided however that any given calendar year will be subject to audit no more than once.  The accounting firm will disclose to the auditing Party only whether the royalty reports are correct or incorrect, the specific details concerning any discrepancies or other non-compliance, and the corrected amount of Net Sales and royalty payments.  No other information will be provided to the auditing Party.

(b)                                 If such accounting firm concludes that additional royalties were owed during such period, the delinquent Party will pay the additional royalties within sixty (60) days of the date such Party receives the accounting firm’s written report.  The fees charged by such accounting firm will be paid by the auditing Party unless the additional royalties, milestones or other payments owed by the audited Party exceed five percent (5%) of the royalties, milestones or other payments paid for the time period subject to the audit, in which case the audited Party will pay the reasonable fees and expenses charged by the accounting firm.

(c)                                  Each Party will treat all financial information subject to review under this Section 3.7 or under any sublicense agreement in accordance with the confidentiality provisions of Article 5, and will cause its accounting firm to enter into an acceptable confidentiality agreement obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. Notwithstanding the foregoing, it is expressly agreed that a royalty report provided hereunder may be provided, in whole or in pertinent part, to UNC or Isis by Ercole to the extent required by the UNC License or the Isis CLA, as the case may be, or to AGDG by AVI to the extent required by the AGDG Agreement.

3.8  Taxes.

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 3, each Party will make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3.  Each Party will submit appropriate proof of payment of the withholding taxes to the other Party within a reasonable period of time.

Article 4.               INTELLECTUAL PROPERTY

4.1  Ownership of Inventions.

(a)                                  Neither Party hereto will be deemed by this Agreement to have been granted any license or other rights to the other Party’s rights in any inventions, technology, discoveries, or other proprietary property (collectively, “Inventions”) existing as of the Effective Date of this Agreement, except as expressly provided herein.

(b)                                 Subject to Section 4.1(d), any Inventions made under the Research Plan, either solely by Ercole or jointly with AVI, which (i) relate to the Splicing Patents and do not relate to the AVI Patents or (ii) are Covered by the Splicing Patents and are not Covered by the AVI Patents, will be assigned to Ercole.  Any Inventions made under the Research Plan, either solely by AVI or jointly with Ercole, which (x) relate to the AVI Patents and do not relate to the Splicing Patents or (y) are Covered by the AVI Patents and are not Covered by the Splicing Patents, will be assigned to AVI. Such an Invention will be an “Ercole Invention” or an “AVI Invention,” as the case may be, and Patents claiming such Inventions will be “Ercole Invention Patents” or “AVI Invention Patents,” respectively.

(c)                                  Subject to Section 4.1(d), AVI and Ercole will jointly hold title to all Inventions, whether or not patentable, that are made by either or both Parties under the Research Plan that relate to or are Covered by both the AVI Patents and the Splicing Patents, as well as to Patents filed thereon.  Such Inventions will be “Jointly Owned Inventions,” and Patents claiming such Jointly Owned Inventions will be “Jointly Owned Invention Patents.”  AVI and Ercole will promptly provide each other with notice whenever a Jointly Owned Invention is made.  The Parties agree and acknowledge that, except insofar as this Agreement provides otherwise, the default rights conferred on joint owners under US patent law as of the Effective Date, including the right of each Party to independently practice, license and use a joint patent, will apply in relation to the Jointly Owned Invention Patents throughout the world as though US patent law applied worldwide.

(d)                                 Any invention claiming the composition of matter of a Splicing Modulator or an analog thereof and any invention related to the use of such compounds shall be referred to as a “Compound Invention”.  All Compound Inventions arising from activities under the Research Plan and related to a Splicing Modulator designed to modulate the splicing of an Ercole-AVI Exclusive Target shall be solely owned by Ercole and shall be designated as Ercole Inventions.  All Compound Inventions arising from activities under the Research Plan and related to a Splicing Modulator designed to modulate the splicing of an AVI Exclusive Target shall be solely owned by AVI and shall be designated as AVI Inventions.

(e)                                  The Parties agree, upon reasonable request, to execute any documents reasonably necessary to effect and perfect each other’s ownership of any Invention.

4.2  Filing, Prosecution, Maintenance, Enforcement and Defense of Patents Owned or Controlled by AVI.

(a)                                  AVI will have the sole and exclusive right, in its sole discretion and at its expense, to file, prosecute, maintain, enforce and defend any Patents within the AVI Patents and the AVI Invention Patents.  Ercole shall provide such assistance, at AVI’s expense, as AVI may reasonably request in pursuing such legal action.

(b)                                 Ercole will promptly advise AVI if Ercole becomes aware of any suspected or actual infringement of the AVI Patents and the AVI Invention Patents by any person.

(c)                                  AVI will be entitled to all damages and monetary awards recovered as a result of its enforcement of the AVI Patents and the AVI Invention Patents. Notwithstanding the foregoing, if AVI’s enforcement of the AVI Patents and AVI Invention Patents results from a Third Party’s unauthorized development, sale or other commercialization of a Splicing Modulator that targets an Ercole-AVI Exclusive Target, then Ercole shall be entitled to receive ***** percent of any damages or monetary awards recovered and remaining after deduction of each Parties’ expenses associated with the enforcement action.

4.3  Filing, Prosecution, Maintenance, Enforcement and Defense of Patents Owned or Controlled by Ercole.

(a)                                  Ercole will have the sole and exclusive right and responsibility at its own expense, to file, prosecute, maintain, enforce and defend the Ercole Splicing Patents and the Ercole Invention Patents.  AVI shall provide such assistance, at Ercole’s expense, as Ercole may reasonably request in pursuing such legal action.

(b)                                 AVI will promptly advise Ercole if AVI becomes aware of any suspected or actual infringement of such Ercole Splicing Patents or the Ercole Invention Patents by any person.

(c)                                  Ercole will be entitled to all damages and monetary awards recovered as a result of enforcing the Ercole Splicing Patents and the Ercole Invention Patents. Notwithstanding the foregoing, if Ercole’s enforcement of the Ercole Patents and Ercole Invention Patents results from a Third Party’s unauthorized development, sale or other commercialization of a Splicing Modulator that targets an AVI Exclusive Target, then AVI shall be entitled to receive ***** percent of any damages or monetary awards recovered and remaining after deduction of each Parties’ expenses associated with the enforcement action.

4.4  Filing, Prosecution, Maintenance, Enforcement and Defense of Jointly Owned Invention Patents.

Ercole and AVI will negotiate in good faith an appropriate arrangement for the use, prosecution, maintenance and enforcement of any Jointly Owned Invention Patents.

4.5  Third Party Patents.

(a)          Notice and Control.  If either Party becomes aware of a patent assigned to a Third Party that includes one or more claims which could potentially be infringed by activities conducted by either Party under this Agreement, it will immediately inform the other Party, and representatives of AVI and Ercole will meet to discuss whether any action is warranted and, if so, possible courses of action.  If the Third Party patent claim relates primarily to AVI technology, AVI will take the lead in any negotiations or legal actions with the Third Party, taking into consideration suggestions made by Ercole and Ercole’s counsel, and AVI shall have final say in any settlement or business arrangement with the Third Party.  If the Third Party patent claim relates primarily to Ercole technology, Ercole will take the lead in any negotiations or legal actions with the Third Party, taking into consideration suggestions made by AVI and AVI’s counsel, and Ercole shall have final say in any settlement or business arrangement with the Third Party.  Each party will be responsible for its own legal expenses related to such actions.

(b)         New Third Party Royalty Payments.  If any license agreement or settlement is entered into pursuant to Section 4.5 (a) that establishes a royalty obligation to a Third Party on sales of Products, such royalty payment will be made by the Parties as follows.

(i)                                     Ercole-AVI Exclusive Products - If the Third Party patent for which a royalty is due relates primarily to Ercole technology (and has therefore been agreed to directly by Ercole pursuant to Section 4.5 (a)), Ercole shall bear full responsibility for the Third Party royalty payment.  If the Third Party patent for which the royalty is due relates primarily to AVI technology, Ercole may deduct half of the Third Party royalty payment from the royalty payments due AVI, provided, however, that the royalty rate paid to AVI (net of payments due to AGDG) shall not be less than ***** of Net Sales of the Ercole-AVI Exclusive Product on which the Third Party royalty is being paid.

(ii)                                  AVI-Exclusive Products - If the Third Party patent for which a royalty is due relates primarily to AVI technology (and has therefore been agreed to directly by AVI pursuant to Section 4.5 (a)), AVI shall bear full responsibility for payment of the Third Party royalty payment.  If the Third Party patent for which the royalty is due relates primarily to Ercole technology, AVI may deduct half of the Third Party royalty payment from the royalty payments due Ercole, provided, however, that the royalty rate paid to Ercole (net of payments due to Isis and the University of North Carolina) shall not be less than ***** of Net Sales of the respective AVI Exclusive Product on which the Third Party royalty is being paid.

Article 5.               CONFIDENTIALITY

5.1  Nondisclosure Obligation.

All Confidential Information disclosed by one Party to the other Party hereunder will be maintained in confidence by the receiving Party and will not be disclosed to a Third Party or Affiliate or used for any purpose except as set forth below.

5.2  Permitted Disclosures.

Except as otherwise provided herein, a Party may disclose Confidential Information received from the other Party:

(a)                                  to governmental or other regulatory agencies in order to obtain Patents or approval to conduct clinical trials, or to gain marketing approval; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or approvals;

(b)                                 to Affiliates, sublicensees, agents, consultants, and/or other Third Parties for the development, manufacturing and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates, sublicensees and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

(c)                                  if such disclosure is required by law or court order.

(d)                                 Either Party may disclose (i) a copy of this Agreement on a confidential basis to prospective investors and (ii) a mutually agreed upon redacted copy of this Agreement on a confidential basis to prospective collaborators; provided, however, that a Party can never disclose the other Party’s Exclusive Targets without the express prior written consent of such Party, it being understood that Ercole may disclose the Exclusive Targets to Isis.

Article 6.               PUBLICATION AND PUBLICITY

6.1  Publication.

(a)                                  The Parties agree that it is customary in the industry to publish results obtained from clinical trials and other studies of a Product, and that each Party may publish such information obtained, subject to the provisions of this Section.

(b)                                 Except as provided otherwise herein, the Parties will be entitled to publish or present on the results of the Research Plan hereunder and any Product, provided that the Party seeking to publish will deliver to the other Party for its review a copy of any proposed publication, poster or an abstract of any oral presentation at scientific meetings involving any Product hereunder, or the Confidential Information of the other Party, at least 45 days prior to submission of scientific publications or abstracts of oral presentations.  The reviewing Party will have the right to request that any of its Confidential Information be deleted from such publication or presentation, and the disclosing Party will comply with that request.  If the disclosing Party does not receive any feedback from the reviewing Party within that 45-day period, the disclosing Party will be free to proceed with the publication or presentation except that neither Party may publish on the other Party’s Products without the prior written approval of the other Party, which may be given at that Party’s sole discretion.

6.2  Publicity.

Except as otherwise provided herein or required by law, neither Party will originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders’ reports, or otherwise, relating to this Agreement, and neither Party will use the name, trademark, trade name, logo or likeness of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, or its subject matter, without the prior permission of the other Party.

Article 7.               INDEMNIFICATION

7.1  Indemnification by Ercole.

Ercole will indemnify, defend and hold AVI and its agents, employees, officers and directors (the “AVI Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits related to (a) Ercole’s performance of its obligations under this Agreement; (b) breach by Ercole of its representations and warranties set forth in Article 9; (c) Ercole’s choice of Ercole-AVI Exclusive Targets pursuant to Article 1; or (d) the manufacture, use, importation or commercialization (including marketing) of Ercole-AVI Exclusive Products;  provided, however, that Ercole’s obligations pursuant to this Section 7.1 will not apply to the extent such claims or suits result from (y) the gross negligence or willful misconduct of any of the AVI Indemnitees or (z) a breach by AVI of its representations and warranties set forth in Section 9. Ercole shall also indemnify AGDG to the extent required by the AGDG Agreement.

7.2  Indemnification by AVI.

AVI will indemnify, defend and hold Ercole and its agents, employees, officers and directors (the “Ercole Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) arising out of Third Party claims or suits related to (a) AVI’s performance of its obligations under this Agreement; (b) breach by AVI of its representations and warranties set forth in Article 9; (c) AVI’s choice of AVI Exclusive Targets pursuant to Article 1; or (d) the manufacture, use, importation or commercialization (including marketing) of AVI Exclusive Products; provided however, that AVI’s obligations pursuant to this Section 7.2 will not apply to the extent that such claims or suits result from (y) the gross negligence or willful misconduct of any of the Ercole Indemnitees or (z) a breach by Ercole of its representations and warranties set forth in Article 9. AVI shall also indemnify UNC and Isis to the extent required by the UNC License or the Isis CLA, as the case may be.

7.3          Notification of Claims; Conditions to Indemnification Obligations.

As a condition to a Party’s right to receive indemnification under this Article 7, it will (i) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (ii) cooperate with the indemnifying Party in the defense of such claim or suit, and (iii) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this Article 7 with respect to claims or suits settled or compromised without its prior written consent.

Article 8.               TERM AND TERMINATION OF AGREEMENT

8.1  Termination of Agreement.

This Agreement shall continue in full force and effect for the License Term unless terminated as set forth in this Article 8.

8.2  Termination upon Breach.  If one Party is in breach of this Agreement and has not cured such breach within ninety (90) days after receipt of written notice requesting cure of the breach, then the non-breaching Party may upon written notice to the breaching Party terminate the rights and licenses granted hereunder to the breaching party.  In such event, the rights and licenses granted to the terminating Party with respect to Gene Targets that are exclusive targets at the time of termination shall remain exclusive, such that the breaching Party upon such termination grants to the non-breaching Party an exclusive, royalty-free (as to the breaching Party), worldwide license, with the right to sublicense, to practice the other Party’s Patents as described under Sections 2.2 and 2.3 (in the case where AVI is the breaching Party) or Sections 2.4 and 2.5 (in the case where Ercole is the breaching Party).  Any royalty, milestone or other payment obligations of the non-breaching Party to the breaching Party shall cease as of the date of such termination except to the extent such payments are required under a Third Party license agreement (e.g., the AGDG Agreement, the UNC License or the Isis CLA).  Alternatively, if one Party breaches this Agreement and such breach jeopardizes the rights of the other Party under a Third Party license agreement (e.g., the AGDG Agreement, the UNC License or the Isis CLA), then the non-breaching Party may, at its sole discretion, elect in writing to terminate only those Third Party rights granted to the other Party hereunder, without terminating the remainder of this Agreement.  In such instance, the breaching party shall have only such cure rights as are expressly provided for in the applicable Third Party license agreement.

8.3  Termination upon Bankruptcy; Rights in Bankruptcy.

This Agreement may be terminated with written notice by either Party at any time during the License Term upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other Party or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days of the filing thereof.

All rights and licenses granted under or pursuant to this Agreement by AVI or Ercole are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.

8.4  Accrued Rights and Surviving Obligations.

(a)                                  Expiration or termination of the Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination, including, but not limited to, obligations to pay royalties and/or milestones under Article 3, Sections 3.6 through 3.9, 4.1, and Articles 5, 6, 7, 8, 9, 10, 11, 12.

(b)                                 The rights of any sublicensee under any permitted sublicense granted pursuant to Section 2.3 or 2.4 will survive the termination of this Agreement to the extent provided in the sublicense, and the licensor therein agrees to assign all such sublicenses to the other Party hereto.  All payments then or thereafter due to such licensor from each surviving sublicense shall become owed directly to the other Party hereto; provided that such Party shall remit to the other Party the amount by which any such payments exceed the corresponding amount that would have been payable hereunder.

Article 9.               REPRESENTATIONS AND WARRANTIES; DISCLAIMER

9.1  Representations and Warranties of the Parties.

Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)                                  Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)                                  This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a Party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(d)                                 Such Party has the full and exclusive right, power and authority to enter into this Agreement, to perform its obligations under this Agreement (including the Research Plan) and to grant the licenses granted hereunder;

(e)                                  AVI expressly acknowledges the limitations and restrictions that apply to sublicensees under the UNC License and Isis CLA and warrants that it will adhere to such limitations and restrictions.

Ercole represents and warrants that, as of the date of this Agreement:

(a)                                  Other than the Isis CLA and that UNC License, there are no agreements between Ercole and any Third Parties which would preclude or otherwise limit its ability to conduct its tasks and obligations under the Research Plan or otherwise fulfil its obligations under this Agreement;

(b)                                 The Isis CLA and the UNC License are in full force and effect, and the copies attached hereto are accurate and complete. Ercole shall not amend these agreements in a way that would adversely affect the rights of AVI hereunder to practice the sublicensed technology without AVI’s express written consent, provided that adding, removing or replacing Exclusive Targets under the Isis CLA (other than AVI Exclusive Targets) does not constitute a change requiring notice to or consent of AVI.

AVI represents and warrants that, as of the date of this Agreement:

(a)                                  Other than the AGDG Agreement, there are no agreements between AVI and any Third Parties which would preclude or otherwise limit AVI’s ability to conduct its tasks and obligations under the Research Plan or otherwise fulfil its obligations under this Agreement;

(b)                                 The AGDG Agreement is in full force and effect, and the copy attached hereto is accurate and complete. AVI may not amend the AGDG Agreement in a way that would adversely affect the rights of Ercole hereunder to practice the sublicensed technology without Ercole’s express written consent.

9.2  Disclaimers.

THE SPLICING MODULATORS AND SERVICES PROVIED UNDER THE RESEARCH PLAN ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

Article 10.            Notice

10.1 Notice.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to AVI, to:

One S.W. Columbia, Suite 1105

Portland OR 97258

Attention:  President

Fax No:503-227-0751

if to Ercole, to:

79 TW Alexander Dr., Bldg 4401, Suite 200

Research Triangle Park, NC 27709

Attention:  President

Fax No: (919) 536-1700

with a copy to:

Hutchison Law Group PLLC

5410 Trinity Road, Suite 400

Raleigh, North Carolina  27607

Attn:  William N. Wofford

Fax No:  1 (919) 829 9696

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

Article 11.            RECORDS

11.1 Records.

Each Party will maintain records, in sufficient detail and in good scientific manner, which will fully and properly reflect all work done and results achieved in the performance of its responsibilities under the Research Plan hereunder.  Each Party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other Party referred to herein that are necessary or useful to the inspecting Party for the purposes of making any required filings with Regulatory Authorities in order to obtain manufacturing approvals and/or marketing approvals. Each Party will maintain such records and the information disclosed therein in confidence in accordance with Article 5.

Article 12.            MISCELLANEOUS PROVISIONS

12.1           Relationship of the Parties.

It is expressly agreed that AVI and Ercole will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither AVI nor Ercole will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.

12.2        Successors and Assigns.

Neither this Agreement nor any interest hereunder may be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates (whether by sale of stock, sale of assets or merger).  Any permitted assignee will assume all obligations of its assignor under the Agreement.  This Agreement will be binding upon the successors and permitted assigns of the Parties.  Any attempted assignment not in accordance with this Section 12.2 will be void. For clarification, in no event will any proper assignment or other transfer of this Agreement cause an increase in the obligations of the assigning party or its successor or assign (e.g., no intellectual property rights owned or controlled by such successor or assign shall be licensed or assigned under this Agreement except as expressly provided for in Section 2.6).

12.3        Entire Agreement; Amendments.

This Agreement contains the entire understanding of the Parties with respect to the license, development and commercialization of Products hereunder. All express or implied agreements and understandings, either oral or written, heretofore made by the Parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

12.4        Force Majeure.

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

12.5        Applicable law

The Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

12.6        Dispute Resolution

(a)                                  The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement.  In the event of such a dispute, either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers designated below, for attempted resolution by good faith negotiations within 30 days after such notice is received.  Said designated officers are as follows:

For AVI:	President
For Ercole:	Chairman

(b)                                 If the executive officers are unable to reach unanimous consent with respect to activities conducted under Sections 1.5(b)(i) or 1.5(b)2(ii), then Ercole or AVI, respectively, shall have the final decision making authority with respect to matters regarding Ercole-AVI Exclusive Products or AVI Exclusive Products.

(c)                                  In the event the designated executive officers are not able to resolve such dispute after such 30-day period, each Party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

12.7        No consequential damages

IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.  Notwithstanding the foregoing, if Ercole materially breaches its obligations with respect to the AGDG Agreement, then Ercole may be liable for damages arising as a consequence of such breach and if AVI materially breaches its obligations with respect to the UNC License or the Isis CLA, then AVI may be liable for damages arising as a consequence of such breach.

12.8        Captions

The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

12.9        Waiver

The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.10      Compliance with law

Nothing in this Agreement will be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

12.11      Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the Parties under this Agreement.

12.12      Construction.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

12.13      Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Ercole Biotech, Inc.	AVI BioPharma, Inc.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 1

DEFINITIONS

1.1                               “Active Program” means with respect to a Gene Target, an Ercole-AVI Exclusive Target or an AVI Exclusive Target, any reasonable (as defined below) ongoing research, development, or commercialization (including research, development or commercialization activities conducted by a Third Party pursuant to a valid sublicense under this Agreement), of a Product directed to such Gene Target.

For purposes of clarification, research, development and commercialization efforts with respect to an Ercole-AVI Exclusive Target or an AVI Exclusive Target or Product shall be deemed reasonable if the applicable Party’s research and development efforts with respect to such Gene Target or Product are reasonably comparable with other projects in such Party’s portfolio at a similar stage of development and of similar market potential.  Reasonable research, development and commercialization efforts should include preclinical studies, human clinical studies and development aimed at obtaining regulatory approval for marketing a Product that modulates such Gene Target.

1.2                               “Affiliate” with respect to either Party means any person, organization, corporation or other business entity (collectively, “Person”) controlling, controlled by, or under common control with such Party.  For purposes of this definition, “control” refers to the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, of a Person.

1.3                               “AVI Exclusive Product” means a Splicing Modulator that modulates an AVI Exclusive Target and is Covered by the Splicing Patents and/or an AVI Invention Patent.

1.4                               “AVI Exclusive Target” has the meaning set forth in Section 1.2.

1.5                               “AVI Invention” has the meaning set forth in Section 4.1(b).

1.6                               “AVI Invention Patent” has the meaning set forth in Section 4.1(b).

1.7                               “AVI Patents” means the Patents listed in Exhibit 6.

1.8                               “Calendar Quarter” means the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9                               “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.10                        “Collaboration Term” means the term of the Research Plan as set forth in Section 1.1.

1.11                        “Confidential Information” means information which is (a) of a confidential and proprietary nature; and (b) not readily available to that Party’s competitors and which, if known by a competitor of that Party, might lessen any competitive advantage of that Party or give such competitor a competitive advantage.

For the purposes of this Agreement, “Confidential Information” includes, without limitation, (a) information that is proprietary or confidential or which is treated by that Party as confidential and which relates either directly or indirectly to the business of that Party regardless of the form in which that information is constituted, and which is not lawfully in the public domain; and (b) any confidential information in relation to Patents, technology, know-how, or any improvements owned or controlled by a Party hereto.

“Confidential Information” will not include any information that the receiving Party can establish by written records:

(i)                                     was known by it prior to the receipt of Confidential Information from the disclosing Party;

(ii)                                  was disclosed to the receiving Party by a Third Party having the right to do so;

(iii)                               was, or subsequently became, in the public domain through no fault of the receiving Party, its officers, directors, employees or agents;

(iv)                              was concurrently or subsequently developed by personnel of the receiving Party without having had access to the disclosing Party’s Confidential Information;

(v)                                 was disclosed with the prior written consent of the disclosing Party; or

(vi)                              was disclosed by the receiving Party pursuant to any judicial or governmental request, requirement or order.

1.12                        “Covered”, “Covering” or “Cover” mean any process, method, organism or part thereof, composition of matter, biological compound or part thereof which when made, used, practiced or sold would, but for the applicable license granted pursuant to this Agreement constitute an infringement of any valid claim, or claims, in the referenced Patent.

1.13                        “EC Approval” means approval of a Product for marketing in the European Union by the European Commission (“EC”) or, if a Party seeks approval through mutual recognition therein, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a “Major European Country”), without the requirement for price having been approved.  If a Product can be sold in a Major European Country without EC or Ministry of Health approval, EC Approval will be deemed to have been obtained on the first sale of a Product in a Major European Country.

1.14                        “Ercole-AVI Exclusive Product” means a Splicing Modulator that modulates an Ercole-AVI Exclusive Target and that is Covered by the AVI Patents and/or an Ercole Invention Patent.

1.15                        “Ercole-AVI Exclusive Target” has the meaning set forth in Section 1.2.

1.16                        “Ercole Invention” has the meaning set forth in Section 4.1(b).

1.17                        “Ercole Invention Patent” has the meaning set forth in Section 4.1(b).

1.18                        “Ercole Splicing Patents” means the Patents listed in Exhibit 4.

1.19                        “Exclusive Targets” means either or both of the Ercole-AVI Exclusive Targets and the AVI Exclusive Targets.

1.20                        “Gene Target” means a transcriptional unit of a gene, and any protein product of such transcriptional unit, including all splice variants.

1.21                        “IND” means an Investigational New Drug Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformity with applicable Regulatory Authority regulations.

1.22                        “IND-Enabling GLP Tox Studies” means, at a minimum, the pharmacokinetic and toxicology studies required to meet the safety regulations for filing an IND, as well as any additional studies required by a Regulatory Authority as a prerequisite to filing an IND.

1.23                        “Initiation of Phase II Trial” means the dosing of the first patient in the first human clinical trial conducted in patients and designed to indicate a statistically significant level of efficacy for a Product in the desired indication, as well as to obtain some indication of the dosage regimen required.

1.24                        “Invention” has the meaning set forth in Section 4.1(a) herein.

1.25                        “Isis CLA” means that certain Collaboration and License Agreement between Ercole and Isis Pharmaceuticals effective May 16, 2003, attached (as redacted) hereto as Exhibit 8.

1.26                        “Jointly Owned Invention” has the meaning set forth in Section 4.1(d).

1.27                        “Jointly Owned Invention Patent” has the meaning set forth in Section 4.1(d).

1.28                        “License Term” has the meaning set forth in Section 2.1.

1.29                        “Major Market” means any one of the following countries: the United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.30                        “NDA” means a New Drug Application or similar application or submission for approval to market and sell a new pharmaceutical product filed with or submitted to a Regulatory Authority in conformity with applicable Regulatory Authority regulations.

1.31                        “Net Sales” means the gross amount invoiced for sales, leases and other dispositions of Products by a Party, its Affiliates, and sublicensees, to an independent Third Party in an arms-length transaction, less:

(a)                                  Trade, quantity and cash discounts allowed;

(b)                                 Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)                                  Credits for actual Product returns;

(d)                                 Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;

(e)                                  allowance for bad debt expense that are more than ninety (90) days old and that Licensee reasonably believes are uncollectible,

“Net Sales” excludes:

(a)                                  the transfer of reasonable and customary quantities of free samples of Product(s) and the transfer of Product(s) as clinical trial materials, other than for subsequent resale;

(b)                                 Sales or transfers of Product(s) among Ercole or AVI and their respective Affiliates, unless the receiving Party is the consumer or user of the Product;

(c)                                  Use by Ercole or AVI or their respective Affiliates or sublicensees of Product for any use connected with the securing of regulatory approval or validating of a manufacturing process or the obtaining of other necessary Marketing Approvals for Product (unless such Product is subsequently sold); and

Notwithstanding the foregoing, if (i) a Party enters an arms-length license agreement with a Third Party with respect to a Product and (ii) the definition of Net Sales is different in such license agreement than as described above, then, the Parties will use the definition described in the third party license for the calculation of royalties hereunder.

1.32                        “AGDG Agreement” means that certain agreement between AVI and Anti-Gene Development Group effective May 19, 1993 and amended in March, 2000 and attached hereto (as redacted) as Exhibit 7.

1.33                        “Party” means either Ercole or AVI, as the case may be and “Parties” means both Ercole and AVI.

1.34                        “Patent” or “Patents” means the AVI Patents, Isis Patents, UNC Patents, AVI Invention Patents, and Ercole Invention Patents, together with any (a) patent applications (including provisional applications) included therein; (b) any patents issuing from such patent applications; (c) any continuations-in-part, but only to the extent that they Cover the same invention claimed in the foregoing, (d) all patents and patent applications worldwide based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (e) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, or divisions of or to any of the foregoing; and (f) term extension or other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.

1.35                        “Product” means an Ercole-AVI Exclusive Product or an AVI Exclusive Product, or both.

1.36                        “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a Product worldwide including, without limitation, the United States Food and Drug Administration (“FDA”) and any successor government authority having substantially the same function, and foreign equivalents thereof.

1.37                        “Research Plan” is the plan attached hereto as Exhibit 3.

1.38                        “Royalty Period” has the meaning set forth in Section 3.1(a) for Ercole-AVI Exclusive Products and 3.2(a) for AVI Exclusive Products.

1.39                        “Splicing Modulator” means an oligonucleotide or analog thereof that selectively modulates RNA Splicing or polyadenylation by a non-Rnase dependent mechanism at the nucleic acid level by specifically binding to the sequence of a selected messenger or viral ribonucleic acid (RNA) by base-pairing, thus causing a selective pattern of gene expression.

1.40                        “Splicing Patents” means the Isis Splicing Patents and the Ercole Splicing Patents.

1.41                        “Third Party” means any Party other than AVI or Ercole and their respective Affiliates.

1.42                        “UNC License” means that certain License Agreement between Ercole and The University of North Carolina at Chapel Hill effective October 15, 2001, attached hereto (as redacted) as Exhibit 9.

Exhibit 2

AVI Exclusive Targets and Ercole-AVI Exclusive Targets

AVI Exclusive Targets

Gene Name	ENSEMBL Gene ID

*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

Ercole-AVI Exclusive Targets

Gene Name	ENSEMBL Gene ID

*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

Exhibit 3

Research Plan

1.              Overview

Ercole and AVI wish to collaborate to develop oligonucleotides that modulate RNA splicing (Splicing Modulators).  As such, Ercole and AVI will work together under the direction of the Steering Committee to identify morpholino and morpholino peptide conjugate oligomers that modulate RNA splicing of therapeutically relevant genes of interest. These oligomers will be also used to help address the mechanisms by which Splicing Modulators can modulate RNA processing and act as therapeutic agents. Ercole and AVI will also collaborate to identify additional oligomer modifications that can be exploited to modulate RNA splicing.

2.              Drug Discovery

A.           Ercole and AVI will design and identify morpholino and morpholino peptide conjugate Splicing Modulators that modulate the splicing of Ercole-AVI Exclusive Gene Targets and the AVI Exclusive Gene Targets  (The “Modulator Commitment”).

•                  For each Ercole-AVI Exclusive Target, AVI will provide up to 30 Splicing Modulators, requested by Ercole, to be tested in a cell-based assay for their ability to modulate splicing.  Ercole will perform preclinical drug discovery pharmacology on morpholino and morpholino peptide conjugate Splicing Modulators supplied by AVI for Ercole-AVI Exclusive Targets.

•                  For each AVI Exclusive Target, AVI will perform preclinical drug discovery pharmacology on morpholino and morpholino peptide conjugate Splicing Modulators supplied by AVI.  Ercole will collaborate with AVI regarding AVI Exclusive Targets, including but not limited to: Splicing Modulators identification, selection and targeting, in vitro assays and preclinical drug development.

B.             Although the desired efficacy and potency will vary for different targets and cell lines which express the target, it is generally desired that the Splicing Modulator promotes at least a ***** decrease in the targeted mRNA splice variant at a concentration of ***** or lower using electroporation or scrape-loading for delivery in cell culture.

C.             For Splicing Modulators selected for further drug development, AVI will provide morpholino and morpholino peptide conjugates, including negative and positive control sequences, in sufficient amounts to carry out required rodent pharmacology studies, not to exceed ***** grams per gene target (the “Study Materials”).  The initial ***** of Study Materials will be free of charge.  For additional amounts, the Study Materials will be provided by AVI at cost.

D.            AVI and Ercole will transfer bioanalytical methods as needed to one another to support preclinical pharmacology/pharmacokinetics studies and will provide collaborative advice in these areas.

E.              Under direction of the Steering Committee and for their respective Gene Targets, Ercole and AVI will perform preclinical toxicology/PK studies required for IND filing and early clinical trial design.

3.              Medicinal Chemistry

A.           To facilitate improvements of morpholino and morpholino peptide conjugate oligomers as Splicing Modulators, Ercole will evaluate morpholino and morpholino peptide conjugate oligomers in Ercole’s RNA processing models.  The oligomers will include molecules containing modifications as suggested and agreed to by the parties. AVI will provide over the term of the agreement, but not less than two years, up to 30 different oligomers for cell-based assays (*****) and for in vivo experiments (*****).

B.             Ercole will evaluate efficacy of oligomers in Ercole’s cellular and animal RNA processing model systems.

C.             AVI and Ercole will discuss and confer on any plans for evaluation in RNA processing model systems of any additional oligonucleotide modifications.

D.            Those Splicing Modulators with modifications that show promise in model systems will be shared by both parties in their application to therapeutically relevant targets.

4.              Further Development

Any time that Ercole decides to develop an Ercole-AVI Exclusive Product beyond the stage covered in this Research Plan (for example, to conduct formal GLP toxicology and clinical testing), Ercole will so notify AVI, and Ercole and AVI will negotiate and execute a Supply Agreement covering the manufacture of that particular oligomer to support Ercole’s development and commercial needs (“Supply Plan”).  The Supply Agreement will provide for either: a) the supply of material to Ercole by AVI (with financial terms to include industry-standard manufacturing margins); or b) the transfer of the manufacturing process to an acceptable third-party contract manufacturer (with payment of an industry-standard royalty to AVI on manufacturing patents and know-how).

5.              Use Of Materials, Data and Information

A.           Unless provided otherwise herein, all Splicing Modulators and any related research materials delivered to Ercole under this Agreement will not be used in research or testing involving human subjects. The Splicing Modulators and any related research materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.  Ercole agrees to comply with all applicable laws, rules and regulations in connection with its use of Splicing Modulators and related research materials provided hereunder.

B.             Ercole may use data and information generated pursuant to the testing and evaluations, or otherwise provided to Ercole by AVI hereunder, for internal drug discovery purposes only, consistent with the terms of this Agreement.  AVI acknowledges that Ercole may wish to provide such data and/or information to a Third Party in connection with a permitted investment, sublicense or partnering activity under this Agreement.

C.             AVI may use data and information generated pursuant to the testing and evaluations, or otherwise provided to AVI by Ercole hereunder, for internal drug discovery purposes only, consistent with the terms of this Agreement.  Ercole acknowledges that AVI may wish to provide such data and/or information to a Third Party in connection with a permitted investment, sublicense or partnering activity under this Agreement.

D.            Consistent with the foregoing provisions, if Ercole conducts studies comparing the chemistry Covered By the AVI Patents with the chemistry of a Third Party, all data and information incorporating or relating to the chemistry Covered By the AVI Patents that result from such studies is confidential and proprietary to AVI and will not be disclosed to Third Parties, consistent with the provisions of Article 4 of the Agreement; provided, however, that Ercole may disclose such data and information to Third Parties under the terms of a confidentiality agreement to the extent necessary to enable Ercole to compare the relative performance or properties of specific Splicing Modulators but only so long as Ercole does not disclose the chemistry or sequence of such Splicing Modulator.

Exhibit 4

Ercole Splicing Patents

US Patent No. ***** entitled *****.

US Patent No. ***** entitled *****.

US Patent No. ***** entitled *****.

US Patent No. ***** entitled *****.

Exhibit 5

Isis Splicing Patents

US Patent No. ***** entitled *****.

Exhibit 6

AVI Patents

Morpholino Backbone Patents

1.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****

2.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****

3.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****

4.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****

5.  Attorney Docket No. ***** entitled ***** – CA *****, JP *****, AU *****, EP *****, KR *****

6.  Attorney Docket No. ***** entitled ***** –EP *****

7.  Attorney Docket No. ***** entitled ***** – US Provisional Application *****

ESPRIT

8 - 10.  Attorney Docket Nos. *****  entitled ***** – U.S. Patent ***** and pending US applications *****; corresponding CA, JP, AU, EP applications

Delivery Technology

11 & 12.  Attorney Docket Nos. ***** entitled ***** – U.S. application ***** pending; corresponding CA, JP, AU, EP, KR applications

13.  Attorney Docket No. ***** entitled ***** - U.S. application ***** pending; corresponding PCT application

14.  Attorney Docket No. ***** entitled ***** – U.S. application ***** pending; corresponding PCT application

15.  Attorney Docket No. ***** entitled ***** – U.S. application ***** pending; corresponding CA, AU, EP applications

16.  Attorney Docket No. ***** entitled ***** – US Application ***** pending; corresponding PCT application

Licensed Intellectual Property

17 & 18.  Attorney Docket No. ***** entitled ***** – U.S. Patent Nos. *****; EP Patent No. *****; corresponding CA, JP applications *****

19.  Attorney Docket No. ***** – U.S. Patent No.  *****

20.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****; AU Patent No. *****; EP Patent No. *****

21.  Attorney Docket No. ***** entitled ***** – U.S. Patent No. *****

22.  Attorney Docket No. ***** entitled ***** – U.S. Patent No. *****

Exhibit 7

AGDG Agreement

Exhibit 8

Isis CLA

Exhibit 9

UNC License